EXHIBIT 99.1 Central Vermont Public Service NEWS RELEASE For Immediate Release: March 31, 2006

Central Vermont Revises 2005 Earnings Upward

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) today reported revised consolidated 2005 earnings. As previously reported, subsequent to CV's February 27, 2006 announcement of 2005 earnings, management determined that CV's subsidiary, Eversant, incorrectly recorded a fourth-quarter 2005 impairment charge related to its remaining $1.4 million investment in The Home Service Store, Inc. ("HSS"), resulting in a $0.8 million after-tax charge to earnings. In the fourth quarter of 2005, Eversant had determined that its remaining investment was impaired based on HSS's current financial information and slower-than-expected growth experience. However, based on further review and analysis it was determined that the impairment should have been recorded in 2002. On March 14, 2006, CV announced the need to restate prior year financial statements due to the HSS impairment and other balance sheet misclassifications that it identified during its 2005 year-end closing and reporting process. These matters are described in more detail in CV's Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.

In addition to the correction for the HSS impairment, CV recorded late entries discovered during the year-end closing and reporting process that increased previously reported 2005 earnings by $0.1 million or 1 cent per diluted share of common stock.

CV's 2005 earnings have been adjusted upward from $5.4 million to $6.3 million, and diluted earnings per share of common stock have been adjusted upward from 41 cents to 48 cents. This compares to 2004 earnings of $23.8 million, or $1.90 per diluted share of common stock.

CV's fourth-quarter 2005 earnings have been adjusted upward from $5.3 million to $6.2 million, and diluted earnings per share of common stock have been adjusted upward from 42 cents to 48 cents. This compares to fourth-quarter 2004 earnings of $3.8 million, or 34 cents per diluted share of common stock.

Earnings from discontinued operations were $4.9 million in 2005, or 40 cents per diluted share of common stock, and $5.4 million, or 43 cents per diluted share of common stock, in the quarter. This compares to earnings from discontinued operations of $16.3 million, or $1.32 per diluted share of common stock, and $1.6 million, or 13 cents per diluted share of common stock, for the respective periods in 2004.

Earnings from continuing operations were revised to $1.4 million in 2005, or 8 cents per diluted share of common stock, and fourth-quarter 2005 earnings were revised to $0.8 million, or 5 cents per diluted share of common stock. This compares to earnings from continuing operations of $7.5 million, or 58 cents per diluted share of common stock, and $2.2 million, or 21 cents per diluted share of common stock, for the respective periods in 2004.

2005 Highlights
CV's fourth quarter and year-end 2005 results include the favorable effect of a gain on the sale of all of its interest in Catamount Energy Corporation ("Catamount") to Diamond Castle, a New York-based private equity investment firm. CV announced its decision to sell Catamount on November 21, 2005 and the sale was consummated on December 20, 2005. CV received cash proceeds of $59.25 million resulting in an after-tax gain of $5.6 million, or 45 cents per diluted share of common stock. For accounting purposes, Catamount's results of operations, including the gain on sale, are reported as discontinued operations in the Company's financial statements.

In addition to the gain on sale, our share of Catamount's 2005 losses through the sale date amounted to $0.7 million, or a 5 cent loss per diluted share of common stock. Our share of Catamount's fourth-quarter 2005 losses through the sale date amounted to $0.2 million, or a 2 cent loss per diluted share of common stock. The results of discontinued operations are described in more detail below.

CV's 2005 results also include a $21.8 million pre-tax charge to earnings in the first quarter related to a March 29, 2005 Rate Order ("Rate Order"). The effects of the Rate Order are described in more detail below.

"The past year was a difficult one, but we have a solid plan to restore CV to a position of financial strength, which is critical to customers and shareholders alike," CV President Bob Young said.

That plan includes:

  Securing a $25 million revolving credit facility in October 2005;
  Restructuring the board of directors and reducing board compensation beginning in 2006;
  Efforts to improve communication with Vermont regulators and find common ground on customer and company needs.
  Budget reductions of $2.7 million in 2006, including a 10 percent cut in Young's salary and a 5 percent reduction in other officers' salaries, to partly offset higher pension, retiree medical and other operating costs.

Quarterly Performance Summary
Utility Business
Operating revenues increased $7.8 million, pre-tax, compared to the same period in 2004, due to the following factors:

  Resale sales increased $8.9 million as a result of: 1) more mWh available for resale partly due to a shorter-than-expected Vermont Yankee scheduled refueling outage in the fourth quarter of 2005, and 2) higher average prices reflecting an overall increase in wholesale power market prices in New England. In total, higher average prices contributed about $4.9 million to the favorable variance and higher volume contributed about $4.0 million.
  Other operating revenue increased $0.1 million primarily due to higher transmission revenue and third-party billings related to the Vermont Yankee refueling outage, partly offset by revenue from mutual aid work in Florida in 2004.
  Retail sales decreased $1.2 million due to a 2.75 percent rate reduction beginning in April 2005, pursuant to the Rate Order, and lower average unit prices due to customer sales mix, offset by a 1.9 percent increase in sales volume. In total, the rate reduction decreased revenue by about $1.9 million, and lower average unit prices decreased revenue by $0.8 million, partly offset by $1.5 million from increased sales volume.

Purchased power expense increased $14.0 million, pre-tax, compared to the same period in 2004, due to the following factors:

  Short-term purchases increased $14.9 million primarily due to the cost of replacement energy purchases for the Vermont Yankee scheduled refueling outage. The high level of replacement power costs were due in part to high wholesale power market prices driven by the extraordinary effects of hurricanes Katrina and Rita on the price of natural gas. These costs are partially offset by increased resale sales due to a shorter-than-anticipated outage.
  Power purchases under long-term contracts decreased $1.9 million due to fewer purchases under the power contract with Vermont Yankee Nuclear Power Corporation ("VYNPC") as a result of the scheduled refueling outage, partly offset by higher output from Independent Power Producers and more deliveries under CV's contract with Hydro-Quebec.
  Other power-related costs increased $1.0 million due to higher Connecticut Yankee rates under FERC-approved tariffs and elimination of accounting deferrals for incremental Yankee Atomic dismantling costs per the Rate Order.

Other operating costs decreased $3.8 million, pre-tax, primarily due to the following factors:

  A fourth-quarter 2004 deferral of certain utility earnings based on a Vermont Public Service Board ("PSB") approved accounting order that permitted the Company to record 2004 utility earnings in excess of an 11 percent return on equity as other regulatory liabilities. Pursuant to the accounting order, the Company reduced 2004 utility earnings by $3.8 million pre-tax. This results in a favorable variance when comparing 2005 versus 2004 since there was no comparable deferral in 2005.
  Other offsetting operating items included: lower employee benefit costs including incentive compensation and active medical, lower transmission costs and the favorable effect of Rate Order required amortizations that began April 1, 2005. These favorable items were offset by higher distribution expenses due to storm restoration costs associated with a major storm in October 2005 and higher costs associated with our wholly and jointly owned production facilities.

Non-utility Business
CV's wholly owned subsidiary, Eversant, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services. Eversant's fourth quarter 2005 and 2004 earnings were less than $0.1 million.

Year-End Performance Summary
The analysis of year-over-year earnings for the utility business is discussed in two parts: recurring earnings from continuing operations and impacts of the first-quarter 2005 charge to earnings related to the Rate Order.

Utility Business - continuing operations
Operating revenues increased $15.3 million, pre-tax, excluding first-quarter 2005 effects of the Rate Order, compared to the same period in 2004, due to the following factors:

  Resale sales increased $14.7 million primarily due to more mWh available for resale and higher average rates in 2005 versus the same period in 2004, including the sale of excess replacement power for the fourth-quarter 2005 Vermont Yankee scheduled refueling outage which was shorter than expected. In 2005, CV sold most of its excess power supply through forward sale contracts and the remainder to ISO-New England. In 2004, CV sold its excess power supply to ISO-New England and other third parties, but there were fewer mWh available for resale, mostly due to an unscheduled Vermont Yankee plant outage in 2004. In total, higher average prices contributed about $9.0 million to the favorable variance, increased resale sales volume contributed about $5.2 million and higher capacity-related revenues contributed about $0.5 million.
  Retail sales increased $0.8 million primarily due to a 2.6 percent increase in sales volume, partly offset by the 2.75 percent rate reduction beginning in April 2005 and lower average unit prices due to customer sales mix. Average customer usage increased primarily due to a warmer summer in 2005. In total, the increased sales volume contributed about $7.5 million to the favorable variance, while the rate reduction decreased revenue by about $5.3 million and lower average unit prices decreased revenue by $1.4 million.
  Other operating revenue decreased by $0.2 million.

Purchased Power costs increased $3.6 million, pre-tax, excluding first-quarter 2005 effects of the Rate Order, compared to the same period in 2004 due to the following factors:

  Short-term purchases increased $15.2 million primarily due to replacement energy purchases for the fourth-quarter 2005 Vermont Yankee scheduled refueling outage. The high level of replacement power costs were due in part to high wholesale power market prices driven by the extraordinary effects of hurricanes Katrina and Rita on the price of natural gas. These costs are partially offset by increased resale sales due to a shorter-than-anticipated outage.
  Long-term purchases decreased $1.0 million primarily related to the following: 1) lower-priced energy under the power contract with VYNPC, partly offset by more purchases due to higher plant output, and 2) lower output from Independent Power Producers, offset by 3) more deliveries under CV's contract with Hydro-Quebec.
  Other power-related costs increased $3.8 million due to higher Connecticut Yankee rates under FERC-approved tariffs and elimination of accounting deferrals for incremental Yankee Atomic dismantling costs per the Rate Order.
  In the first quarter of 2004, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 5, Accounting for Contingencies ("SFAS No. 5"), CV recorded a $14.4 million pre-tax loss accrual due to termination of the long-term power contract with Connecticut Valley Electric Company ("CVEC"). The loss accrual represented management's best estimate of the difference between expected future sales revenue, in the wholesale market, for the purchased power that was formerly sold to CVEC and the cost of that power. The loss accrual is being reversed and amortized against power expense on a straight-line basis through 2015, the estimated life of the power contracts that were in place to source the CVEC power contract.

Other operating costs decreased $0.5 million, pre-tax, compared to the same period in 2004, primarily due to the following factors:

  A fourth-quarter 2004 deferral of certain utility earnings based on the PSB-approved accounting order as described above and the favorable effect of Rate Order-required amortizations that began April 1, 2005, offset by
  Higher distribution expense mostly related to restoration costs associated with a major storm in October 2005, higher property taxes and depreciation expense, and a favorable environmental insurance settlement in 2004 with no comparable item in 2005.

Other factors affecting 2005 results compared to the same period in 2004 included:

  A second-quarter 2004 tax settlement that resulted in a $1.5 million pre-tax ($1.1 million after-tax) favorable effect in 2004 with no comparable item in 2005.
  Lower interest expense of about $1.1 million pre-tax due to the August 2004 bond refinancing.

Utility Business - Rate Order
On March 29, 2005, the PSB issued its Order on the rate investigation and CV's request for a rate increase. For accounting purposes, the Rate Order resulted in a $21.8 million pre-tax charge to utility earnings in March 2005, or a 91 cent loss per diluted share of common stock. The primary components of the charge to earnings included: 1) a revised calculation of overearnings for the period 2001 - 2003; 2) application of the gain resulting from the CVEC sale to reduce costs; 3) a customer refund for over-collections for the period April 7, 2004 through March 31, 2005; and 4) amortization of costs and other adjustments required in the Rate Order. The table below summarizes the unfavorable pre-tax effects of the Rate Order on specific income statement line items for 2005 (in millions):

Income Statement Line Item Operating Revenue Purchased Power Other Operations Other Income Other Deductions Other Interest Total Rate Order Impact	$(6.2) (2.5) (10.7) (0.8) (0.4) (1.2) $(21.8)

Non-utility Business
Eversant's earnings were about $0.4 million in 2005 and 2004.

Discontinued Operations
In 2005, earnings from discontinued operations amounted to $4.9 million or 40 cents per diluted share of common stock, and $5.4 million in the fourth quarter, or 43 cents per diluted share of common stock. This compares to earnings from discontinued operations of $16.3 million in 2004, or $1.32 per diluted share of common stock, and $1.6 million, or 13 cents per diluted share of common stock, in the fourth quarter. The components of the year-over-year variances for discontinued operations are shown below.

	year-over-year variances
	(dollars in millions)		Diluted earnings per share
	Fourth quarter	Year-to-date	Fourth quarter	Year-to-date
Gain on Dec. 20, 2005 Catamount sale	$5.6	$5.6	$.45	$.45
Catamount results of operations	(1.9)	(4.6)	(.15)	(.37)
Gain on Jan. 1, 2004 CVEC sale	-	(12.3)	-	(1.00)
	$3.7	$(11.3)	$.30	(.92)

2005 Catamount Sale
CV began reporting Catamount's results of operations as discontinued operations in the fourth quarter of 2005 based on its decision to sell Catamount in November 2005 and the consummation of the sale on December 20, 2005. The sale resulted in a $10.8 million pre-tax gain, or $5.6 million after-tax. In addition to the gain on the sale, Catamount's 2005 results of operations were $4.6 million less than the same period in 2004 primarily due to 2004 gains and related tax benefits totaling $4.4 million from sale of certain of its investments. Catamount's fourth quarter 2005 results of operations were $1.9 million less than the same period in 2004 primarily due to the realization of $2.5 million of income tax benefits in 2004 associated with the sale of one of its investments.

2004 CVEC Asset Sale
In 2004, CVEC contributed $12.3 million to consolidated earnings, or $1.00 per diluted share of common stock, reflecting an after-tax gain resulting from the January 1, 2004 sale of the assets of CVEC. There are no remaining significant business activities related to CVEC.

For accounting purposes, components of the CVEC transaction were recorded in both continuing and discontinued operations on the consolidated 2004 income statement. In addition to the gain, CV recorded a loss on power costs of $8.4 million, after-tax, relating to termination of the power contract between CV and CVEC. Combining the two accounting transactions to assess the total impact of the transaction resulted in a first-quarter 2004 after-tax gain of $3.9 million, or 31 cents per diluted share of common stock.

2006 Financial Guidance
CV's 2006 earnings available for common stock are expected to be in the range of $12.3 million to $13.3 million. CV also expects to make capital expenditures of about $18 million and to invest $22.5 million into Vermont Electric Power Company, Inc.

About CV
CV is Vermont's largest electric utility, serving more than 151,000 customers statewide. CV's non-regulated subsidiary, Eversant Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings. These and other risk factors are detailed in CV's Securities and Exchange Commission filings. CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Central Vermont Public Service Corporation
Revised Earnings per Diluted Share Reconciliation

Fourth quarter 2005 versus fourth quarter 2004:

Year-over-Year Effects on Earnings

2004 Earnings per diluted share

Continuing Operations:
   Higher resale sales
   Vermont utility 11 percent allowed rate of return in 2004
   Lower retail revenue
   Higher distribution costs
   Higher purchased power costs
   Other
     Sub-total

Discontinued Operations:
   Gain on December 20, 2005 Catamount sale
   Results of discontinued operations (excluding gain on sale)
     Sub-total

2005 Earnings per diluted share

	..43 ..18 (.06) (.11) (.67) .07 ..45 (.15)	$.34 (.16) .30 $.48

Twelve months 2005 versus twelve months 2004:

Year-over-Year Effects on Earnings

2004 Earnings per diluted share

Continuing Operations:
   Higher resale sales
   SFAS No. 5 loss accrual - termination of CVEC power contract in 2004
   Vermont utility 11 percent allowed rate of return in 2004
   Higher retail revenue (a)
   IRS tax settlement received in 2004
   Higher transmission and distribution costs
   Higher purchased power costs (b)
   Other
      Sub-total
   Net impact of March 29, 2005 Rate Order recorded in the first quarter of 2005
Discontinued Operations:
   Gain on December 20, 2005 Catamount sale
   Gain on January 1, 2004 CVEC sale
   Results of discontinued operations (excluding gains on sales)
     Sub-total

2005 Earnings per diluted share

(a) excludes effect of Rate Order charge recorded in the first quarter of 2005
(b) excludes effect of Rate Order charge recorded in the first quarter of 2005 and 2004 SFAS No. 5 loss accrual

	..70 ..69 ..18 ..04 (.09) (.17) (.85) (.09) ..45 (1.00) (.37)	$1.90 ..41 (.91) (.92) $.48

Central Vermont Public Service Corporation - Consolidated Revised Earnings Release (unaudited) (dollars in thousands, except per share amounts)
	Three Months Ended December 31, As Revised 2005 2004		Twelve Months Ended December 31, As Revised 2005 2004
Utility Operating Data Retail and firm sales (mWh)	591,529	580,431	2,304,550	2,246,237
Operating revenues: Retail and firm sales Resale sales Retail customer refund Other operating revenue Total operating revenue	$68,368 15,091 - 2,085 $85,544	$69,556 6,160 - 2,016 $77,732	$268,252 41,197 (6,194) 8,104 $311,359	$267,461 26,507 - 8,318 $302,286
Operating expenses: Purchased power Other operating expenses Total operating expenses	$51,692 31,885 $83,577	$37,737 36,357 $74,094	$171,643 131,148 $302,791	$165,651 123,986 $289,637

Consolidated Net Income and Common Stock
   Income from continuing operations
   Income from discontinued operations, net of taxes
Net Income
   Preferred stock dividend requirements
Earnings available for common stock

	$802 5,360 6,162 92 $6,070	$2,181 1,655 3,836 (407) $4,243	$1,410 4,936 6,346 368 $5,978	$7,493 16,262 23,755 368 $23,387
Average shares of common stock outstanding: Basic Diluted	12,280,635 12,352,381	12,176,059 12,378,095	12,258,508 12,366,315	12,118,048 12,301,187
Earnings per share of common stock - basic: Continuing operations Discontinued operations Earnings per share	$0.06 0.43 $0.49	$0.21 0.14 $0.35	$0.09 0.40 $0.49	$0.59 1.34 $1.93
Earnings per share of common stock - diluted: Continuing operations Discontinued operations Earnings per share Dividends declared per share of common stock	$.05 0.43 $0.48 $0.23	$0.21 0.13 $0.34 $0.23	$0.08 0.40 $0.48 $1.15	$0.58 1.32 $1.90 $0.92
Eversant Corporation Earnings per basic and diluted common share	$0.00	$0.00	$0.03	$0.03
Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 775-0486 (home) (802) 742-3062 (beeper)
Contact:	Ed Ryan, Acting Chief Financial Officer and Treasurer (802) 747-5422; e-mail: eryan@cvps.com